Exhibit 99.1
EMRISE
CORPORATION

NEWS

9485 Haven Avenue Suite 100
Rancho Cucamonga, CA 91730
(909) 987-9220 • (909) 987-5186
www.EMRISE.com

FOR IMMEDIATE RELEASE

CONTACT:	Rory Mackin

John Donovan

Hill & Knowlton

VP Finance & Administration

(212) 885-0455

EMRISE CORPORATION	rory.mackin@hillandknowlton.com
(909) 987-9220 ext. 3201

EMRISE CORPORATION ANNOUNCES THIRD QUARTER 2007 RESULTS
INCLUDING RECORD QUARTERLY SALES OF $12.8 MILLION

RANCHO CUCAMONGA, CALIFORNIA, November 12, 2007 — EMRISE CORPORATION (NYSE Arca: ERI), a multi-national manufacturer of defense, aerospace and industrial electronic devices and communications equipment, today announced its third quarter 2007 financial results.

EMRISE’s Chairman, President and CEO, Carmine T. Oliva, said, “We are pleased to report a continuing trend of increasing quarterly sales during 2007.  During the third quarter, we achieved record sales of $12.8 million.  This sales level was achieved as a result of strong organic growth in sales of military power supplies, new in-flight entertainment and communications (“IFE&C”) products and network access equipment. We were able to achieve this top line growth even though our sales continued to be negatively affected by delayed power supply shipments of $400,000 this quarter as a result of transitioning RO Associates (“RO”) from in house manufacturing to an outsourced contract manufactured production model.  In addition, we continue to be impacted by the delays in the release of digital switch stocking orders by our customer, the U.S. government Defense Supply Center Columbus (“DSCC”).  Identifiable DSCC orders not yet released as of the end of the third quarter are $900,000.  Delayed DSCC shipments in the third quarter were approximately $400,000.  We expect higher levels of DSCC order releases in the fourth quarter than we received in the third quarter.  These DSCC orders are for some of our highest gross margin products.”

Mr. Oliva added, “Although we are reporting a loss of $486,000 for the quarter, we are pleased with the 2007 quarterly improvement trend in profitability from a loss of $792,000 in the first quarter and $623,000 in the second quarter.  Most important, we anticipate achieving profitability in the fourth quarter, excluding the effects of any one-time nonrecurring expenses relating to our pending $23, million debt refinancing.

Our fourth quarter expectations are based on scheduled first time shipments to a new customer for new

IFE&C products, ongoing increases in production levels at RO’s contract manufacturer, anticipated increased releases of pending orders by DSCC, and anticipated increasing sales of our new TiemPo™ edge network timing product due, in part, to demand from a new nation-wide communications carrier customer.”

Third Quarter Financial Summary

•                  EMRISE reported net sales of $12.8 million for the quarter ended September 30, 2007, up from $11.9 million and $12.1 million in the first and second quarters of 2007, respectively.

•                  Gross margin for the third quarter of 2007 was $4.0 million or 31% of net sales. This compares to a gross margin of $4.7 million or 38% of net sales in the third quarter of 2006 and reflects the temporary impact of the transition to contract manufacturing by RO, a shift in revenue from higher gross margin military digital switch products to higher growth, lower margin rotary switch products as well as the delayed shipment of very high margin DSCC orders.

•                  Net loss for the third quarter of 2007 was $486,000.  This compares to a net loss of $716,000 in the third quarter of 2006.

•                  Loss per share for the third quarter of 2007 was $0.01, based on 38.2 million basic and diluted shares outstanding, as compared to a loss of $0.02 per share in the third quarter of 2006 based upon 38.1 million basic and diluted shares outstanding.

Third Quarter Financial Highlights

Net Sales, Electronic Devices Segment — Our electronic devices segment reported net sales of $8.9 million for the quarter ended September 30, 2007, an increase of 4% compared to the third quarter of 2006.  The increase in sales for our electronic devices segment is primarily the result of higher military power supply sales in our United Kingdom (“U.K.”) subsidiary due to new contracts and also due to increased revenues from both existing and new IFE&C products, offset by declines in our domestic operations due primarily to the delayed receipt of U.S. Government DSCC stocking orders for our digital switches and delayed production and shipments of RO’s new contract manufactured product.

Net Sales, Communications Equipment Segment — Our communications equipment segment reported net sales of $3.9 million for the quarter ended September 30, 2007, an increase of 9% compared to the third quarter of 2006.  The increase in net sales for our communications equipment segment is primarily due to increased sales of network access equipment at our French subsidiary as a result of new contracts and larger international orders and an increase in U.S. network access equipment sales primarily as a result of FAA upgrades to North American airport control towers.  The increase was partially offset by declines in our U.S. operations due to decreases in sales of our central office timing products as a result of a market shift from central office to edge network products.  We expect communication equipment sales to continue to increase in future periods due to the increased shipments of our new TiemPo™ edge network timing product due, in part, to new orders for TiemPo™ by a national communications carrier customer which will begin shipping in the fourth quarter.

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Gross Profit, Electronic Devices Segment — Our electronic devices segment reported a gross profit of $2.5 million or 29% of net sales for the quarter ended September 30, 2007 compared to a gross profit of $3.2 million or 38% of net sales for the third quarter of 2006.  The decrease in gross margin from third quarter of 2006 is due to the continued effect of the transition of RO manufacturing from in house manufacturing to an outsourced contract manufacturer, which commenced in the second quarter of 2007 and resulted in higher initial production cost. Also, temporary engineering and prototyping costs associated with initial development and production of new IFE&C products contributed to the decrease.  We expect margins to improve in the fourth quarter as we anticipate higher IFE&C product shipments that will generate higher margins, improved shipments of RO products with increased gross margins due to improved manufacturing efficiencies with the RO contract manufacturer and the continued release and shipment of higher gross margin DSCC orders.

Gross Profit, Communications Equipment Segment — Our communications equipment segment reported a gross profit of $1.5 million or 37% of net sales for the quarter ended September 30, 2007, compared to a gross profit of $1.5 million or 40% of net sales for the third quarter of 2006.  The decrease in gross margins is due to lower sales of our central office timing products as the market shifts to edge network products offset, in part, by increased sales of higher margin military network access products at our French subsidiary. We expect margins to improve in future periods as shipments of our higher margin Tiempo™ edge network timing products increase due, in part, to shipping new orders for TiemPo™ to a national communications carrier new customer, commencing in the fourth quarter of 2007.

Operating Expenses — Operating expenses were $4.5 million or 35% of net sales in the third quarter of 2007 compared to $5.0 million or 41% of net sales in third quarter of 2006. The reduction is primarily due to the costs for the restatement and re-audit of our 2004 and 2005 financial statements, which were incurred in the third quarter of 2006 and were absent in the third quarter of 2007 and other cost reductions associated with the move and consolidation of RO into our CXR Larus facility.

Net Loss — Net loss for the third quarter of 2007 was $486,000 as compared to a net loss of $716,000 in the third quarter of 2006.

Liquidity

Working Capital — Working capital at September 30, 2007 was $7.6 million compared to $9.6 million at December 31, 2006.  The reduction is primarily the result of a decrease in cash, offset by increases in accounts payable and inventory increases to support higher scheduled fourth quarter shipments.

Cash — Our cash balance at September 30, 2007 decreased slightly to $2.0 million as compared to $2.8 million at June 30, 2007.

Backlog — Backlog at September 30, 2007 was $24.9 million, a significant portion of which is shippable in the fourth quarter of 2007.  This compares to backlog of $27.4 million at June 30, 2007.  The decrease in backlog reflects normal booking trends for summer months and higher shipments in the third quarter of 2007.  Booking levels are expected to increase in the fourth quarter of 2007 and beyond to support higher shipping levels in 2008, even though overall backlog in 2008 is not expected to return to June 30, 2007 levels, especially as we begin shipments of new IFE&C products that were in backlog during the development phase of these new products dating back to 2006.

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WEBCAST AND CONFERENCE CALL INFORMATION

A live audio webcast of EMRISE’s third quarter 2007 financial results call will be available at http://www.investorcalendar.com/.  The call begins today at 8:30 AM (PDT) / 11:30 AM (EDT).  To participate in the conference call, dial the following phone number 5 to 10 minutes prior to the scheduled conference: 877-407-8031.  International callers should dial 201-689-8031. There is no pass code required for this call.  A replay of the call will be available through midnight February 12, 2008 by calling 877-660-6853 in the United States or 201-612-7415 for calls from outside the United States.  The conference ID is 261310, Account number 286.

About EMRISE CORPORATION

EMRISE Corporation is a multi-national manufacturer of defense, aerospace and industrial electronic devices and communications equipment.  EMRISE’s electronic devices group, which consists of EMRISE Electronics Corporation and its international subsidiaries, provides power conversion, RF and microwave devices, and digital and rotary switches to the North American, European and Asian electronic markets.  EMRISE’s communications equipment group, consisting of CXR Larus Corporation and its subsidiary, CXR Anderson Jacobson, provides network access and communication timing and synchronization products to the North American, European and Asian communications industry.  Founded in 1983, EMRISE operates out of facilities in the United States, England, France and Japan.  As of October 31, 2007, EMRISE had a total of approximately 300 employees in its various subsidiaries and divisions.  Website: www.EMRISE.com. Listed on NYSE Arca under the ticker symbol: ERI.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, the matters discussed in this press release, including without limitation, forecasts regarding anticipated orders, anticipated sales, anticipated shipments, revenues, margins and/or profitability, statements regarding EMRISE’s ability to achieve profitability in any future periods, the ability to generate positive cash flow from operations, the ability to successfully increase sales and/or increase gross profit as a result of increased shipments of the new Tiempo™ edge network timing products, the likelihood of DSCC to release orders, the ability to achieve efficiency improvements and increases in the production process at RO’s contract manufacturer, and statements regarding anticipated future bookings and backlog levels are forward-looking statements that involve a number of risks and uncertainties. The actual future results of EMRISE could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to: EMRISE’s ability to achieve expected sales levels, to obtain releases of DSCC orders, to successfully ship new IFE&C products, to successfully ship TiemPo™ edge network timing products, to successfully complete the new previously announced pending debt financing, to meet its working capital needs, to support anticipated growth in the IFE&C and TiemPo™ edge network timing products, to fund existing and anticipated product development efforts, the receipt and timing of contracts, orders and payments from existing and potential customers for EMRISE’s products and services, to improve gross margins at its RO subsidiary; EMRISE’s ability to produce and fulfill backlog orders; the receipt of production materials and resale products in a timely fashion; market and economic conditions; EMRISE’s level of success in positioning itself in the market for in-flight entertainment products; EMRISE’s ability to continue or improve on its existing organic growth rates in both its electronic device and communication equipment segments; changes in technology, governmental regulations and policies and customer requirements, competitive products, pricing and services; unforeseen technical issues; unexpected changes in typical seasonal sales trends and those factors contained in the “Risk Factors” section of EMRISE’s latest public filings with the Securities and Exchange Commission.

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Tables follow

EMRISE CORPORATION

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Net sales	$12,809	$12,177	$36,798	$33,728
Cost of sales	8,798	7,499	24,863	20,874
Gross profit	4,011	4,678	11,935	12,854

Operating expenses:
Selling, general and administrative	3,796	4,180	11,381	11,645
Engineering and product development	692	796	2,067	2,410
Total operating expenses	4,488	4,976	13,448	14,055
Loss from operations	(477)	(298)	(1,513)	(1,201)

Other income (expense):
Interest income	40	13	95	59
Interest expense	(190)	(124)	(510)	(341)
Other, net	314	(158)	479	(194)
Total other income (expense), net	164	(269)	64	(476)

Loss before income taxes	(313)	(567)	(1,449)	(1,677)
Income tax provision (benefit)	173	149	452	371
Net Loss	$(486)	$(716)	$(1,901)	$(2,048)

Loss per share:
Basic	$(0.01)	$(0.02)	$(0.05)	$(0.05)
Diluted	$(0.01)	$(0.02)	$(0.05)	$(0.05)

Weighted average shares outstanding
Basic	38,193	38,082	38,163	37,947
Diluted	38,193	38,082	38,163	37,947

EMRISE CORPORATION

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	September 30,	December 31,
	2007	2006
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$2,018	$3,802
Accounts receivable, net of allowances for doubtful accounts of $291 at September 30, 2007 and $391 at December 31, 2006
	9,158	9,220
Inventories	11,507	10,575
Deferred income taxes	723	726
Prepaid and other current assets	1,118	1,082
Total current assets	24,524	25,405

Property, plant and equipment, net	2,298	2,245
Goodwill	13,115	12,995
Intangible assets other than goodwill, net	3,313	3,546
Other assets	798	594
	$44,048	$44,785
Total assets
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,435	$4,640
Accrued expenses	4,978	5,309
Borrowings under lines of credit	5,148	4,310
Current portion of long-term debt	471	516
Notes payable to stockholders, current portion	500	500
Income taxes payable	442	519
Total current liabilities	16,974	15,794

Long-term debt	219	533
Notes payable to stockholders, less current portion	938	1,250
Deferred income taxes	1,053	1,053
Other liabilities	1,127	982
Total liabilities	20,311	19,612

Commitments and contingencies
Stockholders’ equity:
Preferred stock,$0.01 par value. Authorized 10,000,000 shares, zero shares issued and outstanding
	—	—

	126	125
Common stock,$0.0033 par value. Authorized 150,000,000 shares; 38,254,000 and 38,082,000 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively
Additional paid-in capital	43,211	43,083
Accumulated deficit	(20,634)	(18,733)
Accumulated other comprehensive income	1,034	698
Total stockholders’ equity	23,737	25,173
Total liabilities and stockholders’ equity	$44,048	$44,785